Exhibit 10.2

April 2, 2023

Josh Sodaitis

Chief Executive Officer

Peer to Peer Network aka Mobicard Inc.

https://www.ptopnetwork.com/

https://freemobicard.com/

Corporate Office:

45 Prospect Street

Cambridge, MA 02139

Registered Agents Inc.:

30 N Gould St. Ste R

Sheridan, WY 82801

via certified mail, first class mail, and e-mail: joshsmobicardinc@gmail.com & info@freemobicard.com

Mr. Sodaitis,

I represent a group of shareholders holding 2,432,797,448 common shares of Peer to Peer Network aka Mobicard Inc. (OTC: PTOP), which are 13.4% of the Company’s issued and outstanding common shares of 18,098,761,412 as of March 31, 2023 on OTC Markets. We hereby demand you immediately call for a special meeting of PTOP shareholders as allowed and required by State of Wyoming Statute §17-16-701 and the Company’s own bylaws. We demand you notify all shareholders and hold such meeting in both a physical location and virtually in order to respond to and address the following items, subject to amendment:

1.	Document and provide evidence of shareholder meetings, votes for and approvals of, and explanations of corporate developments and actions taken since January 1, 2015 on or around the time the change of control transaction with Code2Action was initiated,
2.	Provide access to the books and records of the Company for inspection,
3.	Approve appointments to the company’s Board of Directors as nominated by shareholders.

Our shareholder group has not been provided access to or notice of corporate events, including meetings or opportunities to vote on corporate actions, which may be a violation of state rules and PTOP’s bylaws if you did not obtain majority approval in writing of said actions. We have not been asked to vote on PTOP corporate actions including equity financings, planned reverse splits, numerous authorized share increases, or the recent re-domestication to Wyoming from Nevada, despite the Company’s filings with the Secretaries of States of Nevada and Wyoming indicating that management obtained majority shareholder approvals as required by their states’ corporate statutes. To my knowledge, the Company’s re-domestication was not filed with regulators or approved by FINRA which appears to be a disclosure issue. Further, we were not provided notification on a post hoc basis of any prior corporate actions, even if “dragged along” by consent as your counsel has indicated.

To be clear, our investor group demands proof of meetings’ notices to shareholders, the actual votes by shareholder name and class on all corporate actions, and minutes of said meetings signed and attested to by you and/or PTOP’s Secretary since 2015.

It’s Time to be Transparent and Do Right by Shareholders

It has come to my attention that you have notified certain service providers and shareholders in previous years to have no contact with my office. I can only surmise it was in the hopes of avoiding having the above basic business questions answered because, many years ago, I was very involved in the Code2Action (“C2A”) change of control as C2A’s advisor on the PTOP transaction, and then as PTOP’s V.P. of Corporate Finance and advisor after I left Wall Street in mid-2015. It’s time for you to demonstrate and prove that you have been acting in the best interests of shareholders since your appointment as CEO and sole Director several years ago. PTOP appears to have inadequate corporate governance. Further, the Company has not delivered on years of “mobile business card promises” (i.e., the “mobicard”) made to the myriad of investors you have attracted to PTOP since your appointment. It appears the Company’s patents are obsolete, invalid and/or incomplete, its service does not function properly on the Apple and Google app stores possibly due to non-payment of vendors, and there is no strategy or idea how to monetize a working app if one could be completed. Further, the Company has diluted its stock so substantially that it is now almost zero with no liquidity. As an alternative reporting entity, PTOP has little hope of completing a proper recapitalization and drastic measures are called for to save the business.

We would like to help Peer to Peer Network pursue a turnaround. To put it mildly, our prior communications to your office have failed. We are open to working with management and mutually agreeable third parties if and only if it will serve the best interests of all shareholders, which means a new Board of Directors must be appointed at the requested Special Meeting.

For further discussions, and for any shareholder interested in participation in this process, I can be reached at the following:

Vik Grover

Chief Executive Officer

FOMO WORLDWIDE, INC.

831 W North Ave.

Pittsburgh, PA 15233

(630) 708-0750

info@fomoworldwide.com

FOMO WORLDWIDE, INC. reserves all rights. There is no litigation underway or contemplated in this matter. Further, this is not an offer of settlement, nor is it a solicitation for investment in FOMO WORLDWIDE, INC. or its subsidiaries or affiliates.

Time is of the essence.

Sincerely,

Vikram Grover

Chief Executive Officer

FOMO WORLDWIDE, INC.

cc:	Dale Bergman, Esq. (FOMO WORLDWIDE, INC. SEC counsel),
Scott Olson, Esq. (Peer to Peer Network SEC counsel),
FINRA Corporate Actions Group,
OTC Markets Issuer Services,
Securities Exchange Commission (by EDGAR),
Secretary of State of Nevada,
Secretary of State of Wyoming,
Andy Sanjani, CEO Think Latitude (owner of 1,662,455,448 common shares),
James Bento, former CEO, CFO & Secretary Peer to Peer Network (owner of 390,000,000 common shares),
Marc Lasky, former CEO Peer to Peer Network (owner of 135,529,500 common shares),
Michael Lasky, former Chairman Peer to Peer Network (owner of 34,812,500 common shares),
Vikram Grover, CEO FOMO WORLDWIDE, INC. (owner of 210,000,000 common shares; proxy for above).